Exhibit 5.1

[Hughes Hubbard & Reed LLP Letterhead]

                   August 11, 2014

Flushing Financial Corporation
1979 Marcus Avenue, Suite E140
Lake Success, NY 11042

Re:           2014 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Flushing Financial Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of 1,100,000 shares of Common Stock, $0.01 par value (the “Shares”), of the Company to be issued pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  In rendering the opinions set forth below, we have assumed (i) the due organization and valid existence of the Company, (ii) the due authorization and execution by all persons of the Registration Statement and each of the documents related thereto, (iii) the legal capacity for all purposes relevant hereto of all natural persons, (iv) the authority of all persons signing documents submitted to us to act on behalf of the parties to such documents, (v) the authenticity of all documents submitted to us as originals, (vi) the conformity to authentic originals of all documents submitted to us as copies, and (vii) the genuineness of all signatures on all documents submitted to us.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.  Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                   Very truly yours,

                   /s/ Hughes Hubbard & Reed LLP